Exhibit 99.1

HCS I, INC.

FOR IMMEDIATE RELEASE

CONTACT:

John Hull

President

972/716-3915

HOLLYWOOD CASINO - SHREVEPORT WILL NOT MAKE
AUGUST 1ST INTEREST PAYMENTS DUE ON NOTE INDEBTEDNESS

Dallas, Tex. and Shreveport, Louisiana (August 1, 2003) — HCS I, Inc., the managing general partner of Hollywood Casino Shreveport (“HCS”) announced today that HCS will not make the August 1, 2003 interest payments, aggregating $12.3 million, due on the 13% Senior Secured Notes due 2006 and the 13% First Mortgage Notes due 2006 issued by HCS and Shreveport Capital Corporation.

As previously reported in HCS’s quarterly report on Form 10-Q for the quarter ended March 31, 2003, HCS received notice on March 14, 2003 from a representative of the holders of the Senior Secured Notes and the First Mortgage Notes that HCS had failed to make repurchase offers as required under the indentures governing the respective notes and consequently was in default under both note indentures prior to the August 1 interest payment date.

HCS is presently in negotiations with representatives of the noteholders of both issues regarding a possible restructuring of its indebtedness or other possible resolution.  There can be no assurance that any such restructuring or other resolution can be agreed upon and effected.  In addition, there can be no assurance that HCS may not eventually be involved in a proceeding under the federal bankruptcy laws.

HCS I is a wholly owned subsidiary of Penn National Gaming, Inc. and the HCS and Shreveport Capital Corporation notes are non-recourse to the parent, Penn National Gaming, Inc.

Hollywood Casino Shreveport is a riverboat casino/hotel complex located on the Red River in Shreveport, Louisiana.

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and the actual results to differ materially.  HCS describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its Report on Form 10-Q for the quarter ended March 31. 2003.  Some of these risks include those relating to the development and expansion of properties, risks of increased competition, risks relating to the fact that we are heavily regulated by gaming authorities and risks related to the ability of HCS to continue as a going concern.  HCS does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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